EXHIBIT 34.3

         Annual Independent Accountant's Report in Respect of Servicing
                      for the year ended December 31, 2007
                           (Ford Motor Credit Company)


                                        PricewaterhouseCoopers LLP
                                        PricewaterhouseCoopers Plaza
                                        1900 St. Antoine Street
                                        Detroit, MI  48226-2263
                                        Telephone (313) 394-6000
                                        Facsimile (3113) 394-6555


             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Ford Motor Credit Company LLC
(formerly Ford Motor Credit Company):

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Ford Motor Credit Company LLC (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset-backed securities transactions involving automotive retail installment sale contracts completed on or after January 1, 2006 and registered with the Securities Exchange Commission for which the Company acted as subservicer (the "Platform"), as of December 31, 2007 and for the year then ended, excluding criteria 1122(d)(1)(i), (iii) and (iv), (2)(ii) through (vii),
(3)(i) through (iv), and (4)(ix) through (xiii) and (xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management's assertion, for servicing criteria 1122(d)(4)(i)-(ii), (iv), and (vi) through (viii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 17.06. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected servicing activities related to the Platform and determining whether the Company performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the asset-backed securities transactions involving automotive retail installment sale contracts completed on or after January 1, 2006 and registered with the Securities Exchange Commission for which the Company acted as subservicer is fairly stated, in all material respects.

PricewaterhouseCoopers LLP
-----------------------------
/s/ PricewaterhouseCoopers LLP


March 14, 2008